Exhibit 5.1

January 12, 2016

CVR PARTNERS, LP

2277 PLAZA DRIVE, SUITE 500

SUGAR LAND, TEXAS 77479

Re:	Issuance of common units representing limited partner interests

Ladies and Gentlemen:

We have acted as counsel for CVR Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed issuance by the Partnership of approximately 40.5 million common units representing limited partner interests in the Partnership (the “Units”), pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2015 (the “Merger Agreement”), by and among the Partnership, Lux Merger Sub 1 LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, Lux Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Rentech”), and Rentech Nitrogen GP, LLC, a Delaware limited liability company and the general partner of Rentech. The Partnership has prepared a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), relating to the Units.

We have examined the Registration Statement, the Second Amended and Restated Agreement of Limited Partnership of the Partnership, the Amended and Restated Certificate of Limited Partnership of the Partnership, certain resolutions adopted by the board of directors of the general partner of the Partnership that pertain to the Merger Agreement and the issuance of the Units contemplated thereby and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Units, when issued and delivered as provided in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London	Houston, TX 77002-6760
Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

January 12, 2016 Page 2

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinion expressed herein is rendered only to you in connection with the Registration Statement. The opinion expressed herein may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person or for any other purpose.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.